UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2017

Starwood Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-34436 (Commission File Number)	27-0247747 (IRS Employer Identification No.)

591 West Putnam Avenue Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 422-7700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.  Unregistered Sale of Equity Securities.

On December 28, 2017, certain parties (the “Contributors”) contributed eight properties with 1,740 units to SPT Dolphin Intermediate LLC (“SPT Dolphin”), a newly-formed subsidiary of Starwood Property Trust, Inc. (the “Company”), as the first phase of its acquisition of a portfolio of institutional-quality affordable multifamily properties located in Florida, comprised of an aggregate of 28 properties with 6,185 units (collectively, the “Portfolio”), as described further under Item 8.01 below.  The Portfolio is being acquired for approximately $600 million with a combination of the issuance of Class A Units (as defined below) by SPT Dolphin, cash and debt financing.

In connection with the closing of the first phase of the transaction, on December 28, 2017, among other consideration, the Contributors and certain direct and indirect owners of the Contributors (the “Class A Unitholders”) received 3,278,695 Class A units of limited liability company interests in SPT Dolphin (the “Class A Units”), subject to adjustment pursuant to the terms of SPT Dolphin’s operating agreement, with an agreed value of $21.7045 per Class A Unit.  The value (and number) of Class A Units to be issued in connection with the closings of the second and third phases of the transaction (as described further under Item 8.01 below) will be determined based on the average of the daily closing prices of the Company’s common stock over the 20 trading days prior to the fifth business day before the applicable closing date.

The Class A Unitholders will have the right, commencing after six months from the date of issuance of any Class A Units, to cause SPT Dolphin to redeem such Class A Units for cash or, in the sole discretion of SPT Dolphin’s managing member (which is a wholly-owned subsidiary of the Company), shares of the Company’s common stock on a one-for-one basis, subject to certain anti-dilution adjustments.  In connection with the issuance of the Class A Units, the Class A Unitholders (and their permissible assignees and transferees) received certain registration rights with respect to the shares of the Company’s common stock, if any, issued upon the redemption of Class A Units.

The Class A Units issued in connection with the closing of the first phase of the transaction were issued (and the Class A Units to be issued in connection with the closings of the second and third phases of the transaction will be issued) in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933.

Item 8.01.  Other Events.

On January 4, 2018, the Company announced that it has signed a definitive agreement to acquire a portfolio of institutional-quality affordable multifamily properties located in Florida, comprised of 28 properties with 6,185 units, for approximately $600 million.  The Portfolio is 99% leased and is predominately located in Orlando, with smaller concentrations in the West Palm Beach, Tampa and Miami metropolitan statistical areas.

The Portfolio is being acquired with a combination of the issuance of Class A Units by SPT Dolphin, cash and debt financing.  The first phase of the transaction, consisting of the acquisition of eight properties with 1,740 units, closed on December 28, 2017.  The acquisition of the remaining 20 properties in the Portfolio is expected to close in two additional phases due to the timing of regulatory approvals and the assumption of in-place financing, which closings will also be subject to customary closing conditions.  The Company expects to complete the remaining phases of the transaction by the end of the second quarter of 2018; however, there can be no assurance that the remaining phases will close within the contemplated timeframe or at all.

In connection with the transaction, the Class A Unitholders (and certain entities through which the Class A Unitholders directly or indirectly held (or hold) their interests in the properties acquired (or to be acquired) in the transaction) (collectively, the “Protected Partners”) received certain tax protection rights, including (i) a covenant by SPT Dolphin not to transfer any applicable Portfolio property generally prior to September 30, 2027 (the “Tax Protection Period”) and (ii) a right to indemnification against certain tax liabilities incurred by a Protected Partner resulting from certain events (including a transfer made in breach of clause (i) above and the failure of SPT Dolphin to maintain a specified level of nonrecourse debt on the applicable properties during the Tax Protection Period).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 4, 2018	STARWOOD PROPERTY TRUST, INC.

	By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Chief Operating Officer and General Counsel